SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                ------------------------------------------------
                                November 7, 2001


                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                 -----------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

                    0-26694                                93-0945003
                    -------                                ----------
           (Commission file number)            (IRS employer identification no.)

            585 West 500 South, Bountiful, Utah                84010
            -----------------------------------                -----
         (Address of principal executive offices)            (Zip code)


                                 (801) 298-3360
                                 --------------
              (Registrant's telephone number, including area code)



                   This document contains a total of 57 pages.
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Item 1. Changes in Control of Registrant

Sale of Series A Preferred Stock

         On November 6, 2001, the stockholders of Specialized Health Products International, Inc., a Delaware corporation (the "Company"), approved the issuance of shares of the Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of October 5, 2001 (the "Agreement"), between the Company, Galen Partners III, L.P. ("GPLP"), Galen Partners International III, L.P. ("GPILP"), Galen Employees Fund III, L.P. ("GEFLP" and, together with GPLP and GPILP, "Galen"), and the other investors named in the Agreement.

         Galen is a venture capital firm that focuses exclusively on the healthcare industry making primarily mid-to-later stage equity investments in service, device, specialty pharmaceutical and information technology companies such as CryoLife, Inc., Encore Medical Corporation, Halsey Drug Company, Inc., Ocular Sciences, Inc., MiniMed, Inc., Stericycle, Inc., Taro Pharmaceutical Industries Ltd., and Vasogen, Inc. Since 1990, Galen Partners has raised capital of over $412 million and invested in 47 companies.

         The Agreement is set forth in Exhibit 10.1 to this Form 8-K and is incorporated herein in its entirety by reference in response to this Item. The description of the terms and provisions of the Agreement is a summary only, and is qualified in its entirety by reference to such document.

         Pursuant to the Agreement, on November 7, 2001 the Company issued to Galen and the other investors a total of 10,917,030 shares of Series A Preferred Stock for an aggregate purchase price of $5 million, or $.458 per share. The number of shares purchased and the total purchase price paid by each respective investor is contained in Annex I to the Agreement. Galen purchased its shares for cash and the other investors purchased their shares in exchange for the cancellation of debt. Galen purchased 7,641,922 of the shares of Series A Preferred Stock for $3,500,000. The 7,641,922 shares of Series A Preferred Stock are immediately convertible into 7,641,922 shares of the Company's common stock, par value $0.02 per share (the "Common Stock"), which would represent approximately 27.3% of the Common Stock outstanding after the conversion of all of the shares of the Series A Preferred Stock.

         The Agreement also provides that the investors identified in Annex II to the Agreement have the right to acquire an additional 10,917,030 ($5,000,000) shares of Series A Preferred Stock at $.458 per share during the twelve months following the initial closing date (November 7, 2001). The number of shares that may be purchased and the total purchase price to be paid by each respective investor is contained in Annex II to the Agreement. These shares will be sold for cash. Galen has the right to purchase 7,641,922 of the shares of Series A Preferred Stock for $3,500,000. Assuming the transaction is fully funded, of which there can be no assurance, Galen will have acquired 15,283,844 of the 21,843,060 shares of Series A Preferred Stock issued and sold pursuant to the Agreement which would represent approximately 39.2% of the Common Stock outstanding provided that the transaction is fully funded, there are no other changes in the Company's capital structure and all of the shares of the Series A Preferred Stock are converted.

         The relative rights and preferences of the Series A Preferred Stock are as follows:

         [X] Holders of each share of Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock, and is entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and is entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

         [X] Holders of Series A Preferred Stock, voting together as a class, are entitled to elect two members of the Board of Directors.

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

         [X] The Company cannot, without the vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class: (i) amend its Certificate of Incorporation or Bylaws if such amendment would result in any change to the rights, preferences or privileges of the Series A Preferred Stock; (ii) increase the number of authorized shares of Series A Preferred Stock; (iii) create any new class or series, or reclassify any existing class or series, having a preference over, or on a parity with, the Series A Preferred Stock with respect to voting rights or representation, dividends, redemptions, or upon liquidation;
                  (iv) redeem or repurchase shares of the common stock other than shares repurchased from employees or officers under limited circumstances; or (v) subject to certain exceptions, effect any sale of all or substantially all of the assets of the Company or any merger, consolidation or other business combination.

         [X] Holders of Series A Preferred Stock are entitled to receive dividends at the rate of eight percent (8%) per share per annum payable semi-annually, when, if and as declared by the Board out of any assets legally available therefor. The right to such dividends is not cumulative.

         [X] Subject to certain exceptions, in the event of a liquidation, dissolution or winding up of the Company holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount equal to at least $0.458 per outstanding share of Series A Preferred Stock, plus an amount equal to an eight percent (8%) annual compounded return on $0.458 per outstanding share of Series A Preferred Stock from the date of the initial purchase of such share less any dividends previously paid on such share.

         [X] If there are any assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts, then all such remaining assets shall be distributed to the holders of the common stock and the Series A Preferred Stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock.

         [X] Each share of Series A Preferred Stock is convertible, at the option of the holder, at any time into common stock at the conversion rate (initially the conversion rate is $.458, but the conversion rate is subject to downward adjustment in certain cases where the Company issues common stock for less than the current conversion rate).

         [X] Each share of Series A Preferred Stock automatically converts into common stock at the conversion rate then in effect if at any time sixty-six and two-thirds percent (66-2/3%) of the Series A Preferred Stock issued by the Company shall have been converted by the holders thereof into common stock.

         [X] Each share of Series A Preferred Stock automatically converts into common stock if, after the second anniversary of the original issue date, the Company's average closing share price for the common stock for at least twenty (20) consecutive trading days exceeds three (3) times the conversion price.

         [X] Any right or preference of the Series A Preferred Stock may be waived in writing by the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series A Preferred Stock.

         On the initial closing date of the Agreement, the size of the Board of Directors was increased to a total of seven (7) members. In connection therewith, (i) David Jahns, Stephen Shapiro and Jeffrey Soinski were appointed to fill the vacancies created by reason of the increase in the number of authorized Board members, (ii) the term of David Jahns expires at the Company's 2002 annual meeting of stockholders and the terms of Stephen Shapiro and Jeffrey Soinski expire at the Company's 2004 annual meeting of stockholders and (iii) David Jahns and Stephen Shapiro were appointed as the designees of the holders of the Series A Preferred Stock. Mr. Guy Jordan was also elected to the Company's Board at the annual stockholder meeting held on November 6, 2001 for a term expiring at the 2004 annual meeting of stockholders.

         As a condition precedent to the sale of the Series A Preferred Stock, all of the Company's outstanding Series G Warrants and the outstanding rights to acquire Series H Warrants and common stock (the "Subsequent Unit") were terminated. In consideration for the termination of these securities, the Company issued to holders of the Series G Warrants (immediately prior to cancellation there were outstanding Series G Warrants exercisable for 3,923,204 shares of common stock) 784,638 shares of common stock. No additional consideration was given in connection with the cancellation of the Subsequent Unit rights.

         On November 7, 2001, Dr. Donald D. Solomon, the Company's Vice-President, COO and CTO was appointed as the acting CEO. It is anticipated that on December 10, 2001, Mr. Jeffrey Soinski will be appointed as the Company's President and CEO. Mr. Soinski is currently working in New York as a managing partner and the CEO of Mad Dogs & Englishmen, a marketing and communications firm. Prior to joining Mad Dogs & Englishmen, Mr. Soinski was the president and CEO of ViroTex Corporation, a pharmaceutical product development company based in The Woodland Research Forest, Texas.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         a.       Financial Statements of Businesses Acquired.

                  Not applicable.

         b.       Pro Forma Financial Information.

                  Not applicable.

         c.       Exhibits.

                  Number                   Description
                  ------                   -----------

                  3(i) Certificate Of Designations, Preferences And Limitations of Series A Preferred Stock, dated November 6, 2001.

                  10.1 Series A Stock Purchase Agreement, dated October 5, 2001, by and between the Company and the investors identified therein.

                  10.2 Investors' Rights Agreement, dated October 5, 2001, by and between the Company and the investors identified therein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



                                By    /s/ Donald D. Solomon
                                    --------------------------------------------
Date: November 7, 2001               Donald D. Solomon
                                     Acting Chief Executive Officer and Director


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